Exhibit 1.01

Turtle Beach Corporation

Conflict Minerals Report

For the reporting period from January 1, 2024 to December 31, 2024

Turtle Beach Corporation (herein referred to as the “Company,” “Turtle Beach,” “we,” “us,” or “our”), headquartered in San Diego, California, and incorporated in the state of Nevada in 2010, is a premier audio and gaming technology company with expertise and experience in developing, commercializing, and marketing innovative products across a range of large addressable markets under the Turtle Beach® brand. The Turtle Beach® brand is a market share leader in console gaming headsets with a vast portfolio of headsets designed to be compatible with the latest Xbox, PlayStation, and Nintendo consoles, as well as for personal computers (“PCs”) and mobile/tablet devices. Turtle Beach’s PC product portfolio includes headsets, gaming keyboards, mice and other gaming accessories focused on the PC gaming platform and it has recently expanded its brand beyond gaming headsets and launched its gaming controller product line, as well as gaming flight simulation and racing simulation accessories. In March 2024, Turtle Beach acquired Performance Designed Products LLC (“PDP”), another leading gaming accessory brand with a robust slate of products, including gaming controllers/gamepads for all platforms and licensing deals with popular gaming and entertainment properties, including Call of Duty and Fortnite among others. The Company has started the process of transitioning all gaming accessories under its best-selling Turtle Beach brand, with products for consoles and PCs, including multiplatform gaming headsets, controllers, mice, keyboards, microphones, and flight/racing simulation accessories under one of the industry’s most recognized and trusted brand names.

This Conflict Minerals Report (the “Report”) of Turtle Beach has been prepared pursuant to Rule 13p-1 (the “Rule”) and Form SD promulgated under the Securities Exchange Act of 1934, as amended, for the year ended December 31, 2024.

The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products for which the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals are columbite-tantalite (coltan), cassiterite, gold, and wolframite, including their derivatives, which are limited to tantalum, tin, and tungsten (the “Conflict Minerals”). The “Covered Countries” for the purposes of the Rule and this Report are the Democratic Republic of the Congo (the “DRC”) and countries that share an internationally recognized border with the DRC (the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia, and Angola). As described in this Report, certain of our operations contract to manufacture products for which certain Conflict Minerals are necessary to the functionality or production of those products.

Description of the Products Covered by this Report

This Report relates to products we contracted to be manufactured in calendar year 2024 with respect to which: (i) Conflict Minerals were necessary to the functionality or production of that product, (ii) we have been unable to conclude that such Conflict Minerals are derived from scrap or recycled materials and (iii) we have been able to conclude such Conflict Minerals originated in the Covered Countries.

These products, which are referred to in this Report as the “Covered Products,” are the following:

•	Headsets;

•	Keyboards;

•	Mice;

•	Gaming controllers;

•	Flight and racing simulation hardware; and

•	Microphones.

RCOI and Due Diligence Process

We have conducted a good faith reasonable country of origin inquiry (“RCOI”) regarding the Conflict Minerals used in the Covered Products. This good faith RCOI was designed to determine whether any of the Conflict Minerals originated in the Covered Countries and whether any of the Conflict Minerals may be from recycled or scrap sources. We also exercised due diligence on the source and chain of custody of the Conflict Minerals. Our due diligence procedures were based on the framework in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Guidance”).

As part of our RCOI, we surveyed all of our manufacturing partners who assemble our Covered Products using a variation of the Conflict Minerals Reporting Template (“CMRT”) developed by the Responsible Minerals Initiative (“RMI”), formerly the Conflict-Free Sourcing Initiative, and the Global e-Sustainability Initiative. The survey was designed to enable us to assess whether the Conflict Minerals used in our Covered Products were from recycled or scrap sources or originated in the Covered Countries. Our supply chain with respect to the Covered Products is complex, and there are many third parties in the supply chain between our manufacturing partners and the original sources of the Conflict Minerals. We do not purchase Conflict Minerals directly from mines, smelters, or refiners. Accordingly, we must rely on our manufacturing partners to provide information regarding the origin of Conflict Minerals that are included in the Covered Products to determine whether the Conflict Minerals originated in the Covered Countries. We believe that our manufacturing partners are best suited to identify the smelters and refiners of the Conflict Minerals that source the Conflict Minerals, and we believe we have identified the smelters and refiners in our supply chain by obtaining or seeking to obtain information from our manufacturing partners.

Our due diligence process was designed to assist with the development of a responsible supply chain for minerals from conflict areas, as outlined in the OECD Guidance, and facilitate compliance with Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The steps we have taken or will take include, but are not limited, to the following:

•	Contacting our manufacturing partners and explaining the Rule; and

•

Soliciting survey responses from our manufacturing partners for relevant suppliers of components of the Covered Products, using the Conflict Minerals Reporting Template developed by the Responsible Minerals Initiative, and raising the issue of nonconformant smelters with manufacturing partners who reported them.

All manufacturing partner CMRT responses were reviewed in detail, and, where the information provided by a manufacturing partner appeared to be outdated, incomplete, incorrect or not trustworthy, follow-up inquiries were made to obtain the current, complete, correct and trustworthy information. The Company surveyed its 15 manufacturing partners and received a total of 17 responses, with two partners submitting separate responses for each of their respective locations. Based on our in-house assessment, we concluded that 14 out of 15 of our manufacturing partners utilized components that potentially contained Conflict Minerals that were not from scrap or recycled sources. In addition, out of a total of 17 respondents, two respondents identified that they do not intentionally add or use Conflict Minerals in the products or production process. We surveyed the in-scope manufacturing partners and achieved a 100% response rate, with 15 of our 17 respondents reporting that the materials they sell to us do not contain Conflict Minerals from Covered Countries.

We reviewed all CMRT responses and updates received for the year ended December 31, 2024 and determined whether the disclosed smelters or refiners were recognized by RMI or equivalents as processors of 3TG metals, and if so, whether they had been validated as “conformant smelters” with these organizations. We reviewed manufacturing partner CMRT responses for accuracy and overall adherence to our conflict minerals requirements, as delivered through our inquiry letter to suppliers, and we began our risk mitigation (and escalation processes, if necessary) set out in our conflict minerals procedures with manufacturing partners having disclosed any smelters or refiners that were not conformant smelters. If a manufacturing partner’s CMRT response includes smelters or refiners not yet listed as conformant smelters, we contact the relevant manufacturing partner and ask them to identify the specific components linked to the non-conformant smelter or refiner and seek whether alternative components are available. We work with these manufacturing partners throughout the risk mitigation process to provide awareness of Turtle Beach’s goal to only source from conformant smelters or refiners. During the year ended December 31, 2024, each of our manufacturing partners reported smelters or refiners that were either validated as conformant smelters in a responsible minerals auditing program, or participated in, or completed, a third-party audit within given timelines.

As we do not source 3TG metals directly from smelters or refiners, we rely on independent third-party auditing programs to coordinate audits of smelters and refiners in our Covered Products supply chain. We have adopted a company policy for the supply chain of minerals originating from conflict-affected areas. We have created an awareness program for our operations leaders (director level and above) and we have educated our engineering and design teams about the requirements of the Rule and the impact on component selection to aid with on-going risk assessment. As part of the on-going risk assessment, we have incorporated a review process for new component selection (when the component is specifically directed by Turtle Beach) to ensure we capture the necessary information to comply with the filing requirements under the Rule and we conduct quarterly reviews to capture any updated information in the space.

This report has not been subjected to an independent private sector audit because such an audit is not required.

Smelter List

Our manufacturing partners identified 231 smelters and refiners that are processors of 3TG metals that we believe were potentially in our Covered Products supply chain for the year ended December 31, 2024. All but 46 of these smelters and refiners were validated as conformant smelters with a responsibly sourced auditing program. Many of our manufacturing partners reported smelter and refiner information at the company level rather than limiting their responses to smelters and refiners affiliated with our Covered Products. As a result, some reported smelters and refiners may not be affiliated with our Covered Products.

Throughout the reporting period January 1, 2024 to December 31, 2024, we worked with our manufacturing partners in an effort to source only from smelters and refiners that were validated as conformant smelters with a responsibly sourced auditing program.

The smelters listed below were reported by certain of our manufacturing partners and are not included in the conformant smelter list from RMI.

Metal	Smelter Look-up	Country	CID
Gold	8853 S.p.A.	ITALY	CID002763
Tungsten	ACL Metais Eireli	BRAZIL	CID002833
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES	CID002560
Tantalum	Asaka Riken Co., Ltd.	JAPAN	CID000092
Gold	AU Traders and Refiners	SOUTH AFRICA	CID002850
Gold	Cendres + Metaux S.A.	SWITZERLAND	CID000189
Gold	DODUCO Contacts and Refining GmbH	GERMANY	CID000362
Gold	DS PRETECH Co., Ltd.	KOREA, REPUBLIC OF	CID003195
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES	CID002561
Tantalum	Exotech Inc.	UNITED STATES OF AMERICA	CID000456
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA	CID000499
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA	CID000499
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA	CID002645
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	CID000875
Gold	Geib Refining Corporation	UNITED STATES OF AMERICA	CID002459
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA	CID000942
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA	CID001908
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA	CID001908
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA	CID001908
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA	CID000555
Gold	Guangdong Jinding Gold Limited	CHINA	CID002312
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA	CID000769
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION	CID002649
Gold	JSC Uralelectromed	RUSSIAN FEDERATION	CID000929
Tungsten	KGETS Co., Ltd.	KOREA, REPUBLIC OF	CID003388
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN	CID001029
Gold	L’Orfebre S.A.	ANDORRA	CID002762
Gold	Marsam Metals	BRAZIL	CID002606
Tin	Melt Metais e Ligas S.A.	BRAZIL	CID002500
Tungsten	Moliren Ltd.	RUSSIAN FEDERATION	CID002845
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION	CID001204
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA	CID002779
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA	CID002779
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)	RUSSIAN FEDERATION	CID001326
Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION	CID000493
Tantalum	PRG Dooel	NORTH MACEDONIA	CID002847
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION	CID001386
Gold	SAAMP	FRANCE	CID002761
Gold	Safimet S.p.A	ITALY	CID002973
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF	CID001555
Gold	SAXONIA Edelmetalle GmbH	GERMANY	CID002777
Gold	Singway Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA	CID002516
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION	CID001756
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION	CID001769
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA	CID001947
Gold	Torecom	KOREA, REPUBLIC OF	CID001955
Gold	Torecom	KOREA, REPUBLIC OF	CID001955
Gold	Umicore Precious Metals Thailand	THAILAND	CID002314
Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION	CID002724
Tungsten	Woltech Korea Co., Ltd.	KOREA, REPUBLIC OF	CID002843
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA	CID002830

Forward-Looking Statements

This Report includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and such forward-looking statements involve risks and uncertainties. These forward-looking statements include, but are not limited to, statements relating to the Company’s intention to enhance its efforts to obtain complete, correct and trustworthy information regarding its supply chain and to verify sources of the Conflict Minerals used in the Covered Products. These statements are subject to various risks, uncertainties and other factors, including, among other matters, the Company’s suppliers’ responsiveness and cooperation with the Company’s due diligence efforts, the Company’s ability to identify and mitigate risks in its supply chain, whether smelters and refiners and other market participants responsibly source conflict minerals, political and regulatory developments in the Covered Countries, the United States or elsewhere, and whether industry organizations and initiatives remain effective as a source of external support to us in the conflict minerals compliance process. Forward-looking statements are based on management’s current views, beliefs and expectations of future events based on certain assumptions. Forward-looking statements are not guarantees of future performance. We assume no obligation to revise or update any forward-looking statements for any reason, except as required by law. Subsequent events may affect our future determinations under the Rule.